EXHIBIT 99.5

      ATC Healthcare Announces New CFO Andrew Reiben, CPA, Joins as Senior Vice President and Chief Financial Officer

    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Oct. 14, 2003--ATC Healthcare, Inc. (AMEX:AHN), a national leader in medical staffing, today reported that Andrew Reiben, CPA, has joined the Company as Senior Vice President and Chief Financial Officer. Mr. Reiben replaces Alan Levy, who left the Company to pursue other opportunities.
    Prior to joining ATC, Mr. Reiben was Chief Financial Officer of Immedient Corporation a private company that provides information technology consulting services. Mr. Reiben gained his strong knowledge of the staffing industry at COMFORCE Corporation, where he was Vice President of Finance responsible for acquisitions and financial reporting. Mr. Reiben started his career in public accounting at Coopers & Lybrand LLP.
    David Savitsky, Chief Executive Officer commented, "I am extremely pleased that Andrew has joined us at ATC. His background and experience will bring significant strength to our financial area."

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other health care facilities with 50 locations in 23 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their Web site at www.atchealthcare.com.

    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2003 as filed with the Securities and Exchange Commission on June 13, 2003.

    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
              or
             Andrew Reiben, 516-750-1666
             areiben@atchealthcare.com